Exhibit 99.1

BTCS Inc. Announces Update on Series V Preferred Stock Distribution

Silver Spring, MD (Globe Newswire – April 19, 2023) BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, is pleased to announce that it has made the required changes to its Series V preferred stock (“Series V”) to address comments received from Nasdaq and is excited to work toward the distribution of the Series V to all of its shareholders on a 1:1 basis.

Series V Explained

Each share of Series V is intended to be listed on a security exchange platform that utilizes blockchain technology to facilitate instantaneous trade settlement. We have applied to have our shares listed on Upstream exchange and are currently working through the application process. Upstream utilizes the Ethereum blockchain, which BTCS has been securing since 2021.

Distribution: Entitled common share stockholder will receive Series V shares on a 1:1 basis

Record Date: May 12, 2023

Payment Date: June 2, 2023

Ex-Date: Will be set by NASDAQ once DTC eligibility is confirmed

Transfer Agent: Equity Stock Transfer

BTCS CEO Charles Allen commented, “We believe the Series V for Victory represents an important step toward protecting our investors. With blockchain technology and instant settlement, intermediaries could be eliminated, thus reducing potential share imbalances and the risks and costs associated with traditional T+2 settlements. This move represents our commitment to innovation and delivering superior value to our investors.”

BTCS believes exchanges built on blockchain technology should enable transparent public order books, eliminate failures to deliver, provide access to a global digital-first investor base, and enable direct-to-investor communications, distributions, and dividends.

Series V Details

The amended and restated Series V is: i) non-convertible, ii) perpetual, iii) has a 20% liquidation preference over our common stock, iv) eligible, at the discretion of the board, for dividends and/or distributions made to common holders, v) eligible, at the discretion of the board for, dividends and/or distributions up to 20% per annum, which the common shareholders would not be entitled to, vi) will be treated as common stock in the event of a reorganization such as a merger, and vii) non-voting.

The foregoing information is a summary of the amended Series V and related disclosures, is not complete, and is qualified in its entirety by reference to the full text of the amended and restated Series V Certificate of Designation (“Amended COD”) and risk factors included on a Form 8-K filed with the Securities and Exchange Commission on April 19, 2023. Readers should review the Amended COD and related risk factors for a complete understanding of the terms and conditions associated with the potential distribution and Series V. Further, the distribution is contingent on the Company obtaining a DTC eligible CUSIP among other things. Shareholders are encouraged to consult with their financial advisor to understand the terms of the Series V and its potential impact on their investment in BTCS.

About BTCS:

BTCS Inc. is a Nasdaq listed company operating in the blockchain technology space since 2014 and is one of the first U.S. publicly traded companies with a primary focus on blockchain infrastructure and staking. BTCS secures and operates validator nodes on disruptive next-generation blockchain networks that power Web 3, earning native token rewards by staking our proof-of-stake crypto assets. “StakeSeeker” is BTCS’ newly introduced proprietary Cryptocurrency Dashboard and Staking-as-a-Service platform, developed to empower users to better understand and grow their crypto holdings with innovative portfolio analytics and a non-custodial process to earn staking rewards on crypto asset holdings. Users can easily link and monitor their cryptocurrency portfolios across exchanges, wallets, validator nodes, and other sources; and have access to a suite of data analytic tools such as performance and reward tracking. StakeSeeker’s Staking Hub allows users to earn rewards by directly participating in network consensus mechanisms by staking and delegating their cryptocurrencies to company-operated validator nodes for a growing number of supported blockchains. As a non-custodial validator operator, BTCS receives a percentage of token holders staking rewards generated as a validator node fee, creating the potential opportunity for a highly scalable business with limited additional costs. For more information visit: www.btcs.com.

Forward-Looking Statements:

Certain statements in this press release, constitute “forward-looking statements” within the meaning of the federal securities laws including statements regarding the potential distribution of Series V including its timing, and terms, as well as the perceived and anticipated benefits to shareholders and the financial markets in general of the Series V and blockchain technology. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, the possibility that the Company does not proceed with the Series V distribution due to administrative, regulatory or other challenges, including failure to obtain a DTC eligible CUSIP number, the Company’s broad discretion with respect to the Series V, possible trading volatility, pricing discrepancies or other negative characteristics of the exchange selected for trading, including unanticipated consequences resulting from being on the selected exchange, dilution, future regulatory issues, market or economic downturns or other adverse developments with respect to our business and the digital assets on which it depends, as well as risks set forth in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2022. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:

ir@btcs.com